Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
	Contact:	John W. Raisbeck
President and CEO
(937) 327-1112

Cornerstone Bank’s Parent, Western Ohio Financial Corporation,
Announces Record Earnings and Declares Dividend

Springfield, Ohio, January 15, 2003 - Western Ohio Financial Corporation (NASDAQ: WOFC), parent corporation of Cornerstone Bank, Springfield, Ohio, today announced the Company’s fourth quarter and year end earnings and dividend.

A quarterly dividend of 25 cents per share will be paid on February 27, 2003 to shareholders of record on February 13, 2003.

Net income for the three months ended December 31, 2003 was $678,000 compared to $675,000 for the same period in 2002. For the year ended December 31, 2003, net income was $2,562,000 compared to $2,347,000 for the same period in 2002.

Net income per share for the three months ended December 31, 2003 on a fully diluted basis, declined 1 cent, to 38 cents from 39 cents per share, compared to the same period in 2002. Net income per share for the fiscal year 2003, on a fully diluted basis, was up 7.4%, from $1.35 per share for the year ended December 31, 2002 to $1.45 per share. The Company had 1,779,823 shares outstanding as of December 31, 2003.

As of December 31, 2003, Western Ohio had total assets of $399.0 million, total deposits of $248.7 million and shareholders’ equity of $44.4 million.

John W. Raisbeck, President and Chief Executive Officer stated, “We are pleased to announce record earnings both on an absolute and a per share basis despite continued margin compression. Our loan balances grew 30.2% from $256.9 million at December 31, 2002 to $334.6 million at December 31, 2003. For the year ending December 31, 2003 non-interest income increased 20.7% over the prior year driven by mortgage banking and service charge activity, while non-interest expense increased a modest 1.0% for the same period.”

When used in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “project”, “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors—including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors—could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake—and specifically disclaims any obligation—to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WESTERN OHIO FINANCIAL CORPORATION
COMPARATIVE STATISTICS
(Dollars in thousands except per share data)

	December 31,	December 31,
	2003	2002
Total assets	$399,044	$346,795
Total loans, net	334,561	256,883
Allowance for loan and lease losses	1,801	1,806
Securities	32,735	46,001
Deposits	248,681	219,169
Borrowed funds	103,473	81,243
Shareholders’ equity	44,418	43,205
Book value per common share outstanding	$24.96	$24.62
Market value per share	$32.08	$20.84

	For the Quarter Ended
	December 31,
	2003	2002
Net income	$678	$675
Earnings per share
Basic	$0.39	$0.39
Diluted	$0.38	$0.39
Return on average assets	0.71%	0.79%
Return on average equity	6.14%	6.21%

	For the Year Ended
	December 31,
	2003	2002
Net income	$2,562	$2,347
Earnings per share
Basic	$1.48	$1.36
Diluted	$1.45	$1.35
Return on average assets	0.71%	0.68%
Return on average equity	5.85%	5.47%